Exhibit 99.2

2008 Results of Operations

BlastGard International Reports

2008 Year-End Results

CLEARWATER FL, April 14, 2008 - BlastGard International (OTCBB; BLGA) reported financial results for the year ended December 31, 2008.

For the year ended December 31, 2008, BlastGard International reported revenues of $732,044 compared to $408,988 for the year ended December 31, 2007. Revenues are primarily attributable to the commercialization and sale of BlastWrap® and BlastWrap® -associated products.  BlastGard International reported a net loss of $1,493,945 or $(0.04) per share based on the weighted average of 40,714,954 shares outstanding for the year-ended December 31, 2008. In comparison, for the year-ended December 31, 2007, the Company reported a net loss of $3,827,188 or $(0.12) per share based on the weighted average of 32,655,112 shares outstanding.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400